Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Appointment of Sandra Beaver to Board of Directors

SAN DIEGO, November 12, 2025 - Tandem Diabetes Care, Inc. (Nasdaq: TNDM), a leading insulin delivery and diabetes technology company, today announced the appointment of Sandra Beaver to its board of directors effective November 7, 2025. Ms. Beaver joins the board as an independent director and will serve on the board’s Audit Committee and Cybersecurity and Data Oversight Committee.

“We welcome Sandra to our Board of Directors at this pivotal stage in Tandem’s evolution,” said John Sheridan, president and CEO. “Sandra is a dynamic finance executive whose experience and insight will be invaluable in helping guide our growth, particularly as we deliver transformative digital health solutions, while scaling efficiently and reaching new markets and geographies.”

“I look forward to joining Tandem’s Board of Directors,” said Ms. Beaver. “As a global financial and healthcare leader, I see tremendous opportunity for Tandem to continue driving innovation and executing against their strategy to create long-term, sustainable growth that benefits the diabetes community and shareholders alike.”

Ms. Beaver has more than 20 years of strategic and operational finance experience globally and across many industries including healthcare, medical devices, gaming, enterprise technology and manufacturing. Ms. Beaver is the CFO at Lyra Health, a leading provider of mental health solutions, overseeing finance, accounting, investor relations, facilities, procurement and corporate development. Before starting this role in June 2025, she served as CFO at Evolus, a publicly traded medical aesthetics company, for three years. Before Evolus, Ms. Beaver held senior finance positions at global data and technology company, Experian, and global gaming company, IGT. Ms. Beaver holds a Bachelor of Business Administration from University of Massachusetts and a Professional Designation in Relational Database Design from UCLA.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, a global insulin delivery and diabetes technology company, manufactures and sells advanced automated insulin delivery systems that reduce the burden of diabetes management, while creating new possibilities for patients, their loved ones, and healthcare providers. The Company’s pump portfolio features the Tandem Mobi system and the t:slim X2 insulin pump, both of which feature Control-IQ+ advanced hybrid closed-loop technology. Tandem Diabetes Care is based in San Diego, California. For more information, visit tandemdiabetes.com.

Follow @TandemDiabetesCare on TikTok and @TandemDiabetes on Facebook, Instagram, LinkedIn, and X.

©2025 Tandem Diabetes Care, Inc. All rights reserved. Tandem Diabetes Care, the Tandem logo, Control-IQ+, Tandem Mobi and t:slim X2 are either registered trademarks or trademarks of Tandem Diabetes Care, Inc. in the United States and/or other countries. All third-party marks are the property of their respective owners.

Media Contact:
858-366-6900
media@tandemdiabetes.com

Investor Contact:
858-366-6900
IR@tandemdiabetes.com

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